DATED THIS 23RD **DAY OF** MARCH **, 20**23

BETWEEN

VERDE RESOURCES (MALAYSIA) SDN. BHD.
(CO. NO.: 202201002087 (1447784-K))
("VRMSB")

AND

MURUGESU A/L M. NARASIMHA
(NRIC No.: 690219-10-6397)
("MN")

AND

VATA VM SYNERGY (M) SDN.BHD.
(CO. NO.: 200601019719 (739472-W))
("the Company")

SHAREHOLDERS AGREEMENT

Prepared by:
Messrs. Rajes Hisham Rahim & Gopal
6th Floor ,Yee Seng Building,
15, Jalan Raja Chulan,
50200, Kuala Lumpur
Tel: 0320266606
Fax: 0320266607
Email: rajes@rhrg.com.my
(File Ref: RHRG/27357/VMSB/RR/22)

SHAREHOLDERS AGREEMENT

This Agreement is made this 23rd day of March 2023

BETWEEN

1. **VERDE RESOURCES (MALAYSIA) SDN. BHD. (CO. NO.: 202201002087 (1447784-K)) ("VRMSB")**a company incorporated in Malaysia under the Companies Act 2016 and having its registered address at Lot 6.01, 6th Floor, Imbi Plaza, 28 Jalan Imbi, 55100 Kuala Lumpur and having its place of business at 17th Floor, Menara Hap Seng, No. 1 &3 Jalan P. Ramlee, 50250 Kuala Lumpur

AND

2. **MURUGESU A/L M. NARASIMHA (NRIC No.: 690219-10-6397) ("MN")** a Malaysian citizen of No. 67, Jalan Dato Dollah 2, 41100 Klang, Selangor

AND

3. **VATA VM SYNERGY (M) SDN.BHD. (CO. NO.: 200601019719 (739472-W)) ("the Company")** a private limited company incorporated in Malaysia and recognized under the Companies Act 2016 and having its registered address at No.22 Jalan Pelangi, Off Jalan Batu Tiga Lama, 41300 Klang, Selangor and having its place of business at Lot 5164-67, MK, Cegar Galah, Batu 29, Kg. Chuar Kati,33020, Kuala Kangar, Perak .

The First, Second, & Company are hereinafter to be collectively referred to as the "Parties" and individually referred to as the "Party".

RECITALS

A. MN and Deivamalar a/p Kandiah (NRIC 731027-10-5638)("DK") has concluded the disposal of sixty percent (60%) shares equivalent to 150,000 shares held collectively by MN and DK in the Company to VRMSB pursuant to the terms and conditions stated therein in a Share Sale Agreement ("SSA") dated 23rd March 2023.

B. VRMSB and MN are now the existing Shareholders of the Company with a total issued share of RM250,000.00 only divided into 250,000 ordinary shares of RM1.00 and held by them in the following proportions:-

NAME OF SHAREHOLDERS	NUMBER OF SHARES HELD	PERCENTAGE OF SHAREHOLDING
VRMSB	150,000	60%
MN	100,000	40%
TOTAL:	**250,000**	**100%**

C. The Company is in the business of providing green technology to government and private sectors and in creating high quality compost using agricultural waste and biomass products in Malaysia. The Company has been granted licences (**"Licences"**) by the relevant authorities(**"Relevant Authorities"**) to operate its business in Malaysia. The Company is currently operating a compost processing plant located at the above referred business location. The Company has also procured various arrangements and agreements ("Supply Agreements") from various palm oil mills for the supply of palm oil waste subject to terms and conditions therein contained.

D. VRMSB, MN and the Company have agreed to enter into this Agreement for the purpose of setting out their mutually agreed rights, duties, liabilities and obligations vis-à-vis each other in relation to the operation and management of the Company.

E. In this Agreement, unless the context otherwise requires the following definitions shall apply:-

"Agreed Proportion"	means sixty per centum (60%) in respect of VRMSB and 40 per centum (40%) in respect of MN
"Board"	means the board of directors for the time being of the Company.
"Business"	means the business of the Company including but not limited to provide green technology to government and private sectors and in creating high quality compost using agricultural waste and biomass products and such other business as described in Clause 2.1 or as the Parties may agree from time to time in writing should be carried on by the Company.
"Directors"	means any director for the time being the Company including where applicable any alternate director.
"Force Majeure"	means a circumstance beyond the reasonable control of the Parties which results in a Party being unable to observe or perform on time an obligation under this Agreement. Such circumstances shall include but shall not be limited to acts of God, pandemic ,movement control order imposed by the relevant authorities , lightning strikes, earthquakes, floods, storms, explosions, fires and any natural disaster; and acts of war, acts of public enemies, terrorism, riots, civil commotion, malicious damage, sabotage and revolution;

"Person"	includes any firm or corporation.
"Shareholders"	means VRMSB & MN or such persons or entities which, are for the time being registered as holders of the Shares in the Register of Members of the Company and "Shareholder" refers to any one of such Shareholders.
"Shares"	means ordinary shares in the share capital of the Company.
"RM"	means Ringgit Malaysia.

F. **Interpretation**

(a) Any reference to statutory provisions and rules includes the provisions and rules as are from time to time amended, modified or re-enacted so far as such amendment, modification or re-enactment applies or is capable of applying to any transaction entered into under or in connection with this Agreement.

(b) References to recitals and clauses are to recitals and clauses in this Agreement.

(c) The headings are inserted for convenience only and do not affect the interpretation of the provisions of this Agreement.

(d) Words applicable to natural persons include any body of persons, company, corporation, firm or partnership, corporate or unincorporated and vice versa;

(e) No rule of construction shall apply to the detriment of either Party by reason of that Party having control and/or being responsible for the preparation of this Agreement or any part thereof.

G. The Shareholders have agreed to enter into this Agreement to set out the terms and conditions to regulate their relationship as shareholders of the Company.

NOW IT HEREBY AGREED as follows:-

1. SHARE ISSUED

1.1 Unless otherwise agreed between the Parties, the Company shall maintain the issued share of the Company as **Ringgit Malaysia Two Hundred Fifty Thousand (RM250,000.00)** only divided into Two **Hundred Fifty Thousand (250,000)** ordinary shares of **Ringgit Malaysia One (RM1.00)** only each.

1.2 In the event, at any time there is a reasonable need to increase the foregoing initial issued shares of the Company, the Parties agree that they will do or cause to be done all matters and things within their power as Shareholders or within the powers of their nominee Directors of the Company to allot or issue new shares in accordance to this Clause 1.2 as hereinafter set forth:-

1.2.1 that the shares are to be issued at such value as the Board may determine;

1.2.2 that the shares to be allotted to each of the Parties as Shareholder of the Company in its Agreed Proportion;

1.2.3 in the event the Parties mutually agree to raise the paid up capital and if any of the Party as the Shareholder of the Company declines to subscribe for any of the new shares allotted to the Party as Shareholder of the Company or shall fail to pay the relevant subscription monies for the new shares subscribed by such Shareholder within period or periods stipulated by the Board in respect of such issue, the shares which are allotted to such Shareholder shall be offered to the other Shareholder for subscription within the period or periods stipulated by the Board. If the other Shareholder shall fail to subscribe or to pay the subscription monies, the new shares shall be dealt with by the Board in such manner, as they shall consider beneficial to the Company, and

1.2.4 subscription for the new shares shall be paid in full in cash.

2. OBJECTS OF THE COMPANY AND INITIAL BUSINESS PLAN

2.1 It is hereby agreed that the Parties' participation in the Company is for the purpose of combining each of the Parties' skills, technology know-how, expertise, strengths and resources to carry out the Business and all other activities ancillary or incidental thereto.

2.2 The Parties hereby acknowledge that they shall use their best endeavours that the objectives of the Company shall properly and expeditiously be implemented in accordance with sound commercial practice and the highest ethical standards and in accordance with the business plan laid out by the Company and as approved by the Board on an annual basis ("**Business Plan**").

2.3 The Parties shall cause the Company to conduct the Business in accordance with the Business Plan and the Parties intend to expand the Business in accordance with the Business Plan. The Business Plan and any amendment thereof or other subsequent Business Plans shall always include but not limited to the following matters:

2.3.1 services, products and marketing plan;

2.3.2 operating expenses, annual budget, capital expenditure, funding requirements, organizational structure, staffing and head counts;

2.3.3 capital structure and requirements, and

2.3.4 revenue projection.

2.4 The Parties hereby agree that the Business Plan for the first year ("**First Year**") shall commence from the date of this Agreement **("Initial Business Plan")** as listed in **Appendix A herein.** The allocation for the total expenditure requirements shall not exceed **Ringgit Malaysia Seven Hundred and Fifty Thousand (RM750,000.00)** in accordance with the Initial Business Plan to be advanced by VRMSB The projected sales and profit of the Company shall accordingly be not less than as stated in the Initial Business Plan.

3. COMPLETION

3.1 As soon as practicable after executing this Agreement, each of the Shareholders shall take or cause to be taken the following steps at Directors' and Shareholders' meetings of the Company (as appropriate):-

(a) The current management of the Business shall continue to be managed with the current management structure in place, and

(b) The Company shall cause the Board to approve the appointment of a new director as nominated by VRMSB within seven (7) days from the date of execution of this Agreement.

4. ALLOTMENT TO THIRD PARTIES

4.1 Subject to the terms herein the parties shall procure that no person other than the Parties hereto shall acquire shares in the Company (whether by transfer of allotment) unless with the previous written consent of all the Parties herein and unless such incoming Shareholder covenants with the other parties to this Agreement (in a form reasonably acceptable to each of them) to observe this Agreement and, in the case of a transferee, to perform all the obligations of the transferor under this Agreement and thereupon each such transferee or allottee shall be treated as a shareholder for the purpose of this Agreement.

5. CONDUCT OF THE COMPANY'S AFFAIRS

5.1 The Shareholders shall exercise all voting rights and other powers of control available to them in relation to the Company so as to procure (insofar as they are able by the exercise of such rights and powers) that at all times during the terms of this Agreement:-

(a) The business of the Company consists exclusively of the Business and the conduct and management the Company shall be vested in the Board who shall manage the Company in accordance with the terms of this Agreement;

(b) The Shareholders each shall be entitled to examine the separate books and accounts to be kept by the Company and to be supplied with all relative information, including monthly management accounts and operating statistics and such other trading and financial information in such forms as they may reasonably require to keep each of them properly informed about the Business and generally to protect their interest;

(c) The registered office of the Company shall be at the office of the Secretary or at such other place the Shareholders may approve;

(d) The Company shall comply with the provisions of its constitution and/or the article of association of the Company("Constitution");

(e) Such Constitution of the Company will not be altered and no further articles or resolutions inconsistent therewith will be adopted or passed unless the terms of such articles or resolution have been previously approved in writing by each of the Shareholders.

(f) The Company shall procure that any company that becomes a subsidiary (as defined under the Companies Act 2016) (hereinafter referred to as "**Subsidiary**") of the Company at any time during the terms of this Agreement shall adopt a new Constitution in a form approved by the Shareholders;

(g) The Board will determine the general policy of the Company and of such Subsidiary (subject to the express provisions of this Agreement) including the scope of their respective activities and operations and the Board will reserve to itself all matters involving major or unusual decisions.

(h) The quorum necessary for the transaction of business at all Board meetings shall be two (2) and in the event the Board has more than two(2) directors, then one of whom must be VRMSB's nominated director Provided Always That in the event VRMSB's nominated director is absent at any such meeting of the Board, the said meeting shall be adjourned to a date not less than seven (7) day after and the quorum at such adjourned meeting shall be any two (2) directors;

(i) All decisions and resolutions of the Board shall subject to Clause 6.1 require the affirmative vote of the majority of the Directors (where applicable) present at the meeting of the Directors at which the decision or resolution is taken or passed. Meetings of the Board may be held by way of video-conference, tele-conference or other electronic means whereby each participant in the meeting can hear and be heard by every other participant. Such participation shall be deemed to be presence in person. The location of such a meeting shall be deemed to be in Malaysia. The matters resolved during such meetings shall be subject to confirmation by the signatures of the participating Directors on the minutes taken of such meeting, and

(j) The auditors of the Company shall remain as MY & CO. or such other firm or chartered accountants as the Shareholders may agree should be appointed.

(k) All decisions by the Shareholders or the Board shall be made on a simple majority basis subject to the provisions of the Companies Act 2016 requiring otherwise.

(l) The meetings of the Shareholders may be held by way of video-conference, tele-conference or other electronic means whereby each participant in the meeting can hear and be heard by every other participant. Such participation shall be deemed to be presence in person. The location of such a meeting shall be deemed to be in Malaysia. The matters resolved during such meetings shall be subject to confirmation by the signatures of the participating Shareholders on the minutes taken of such meeting.

6. THE TERMS OF THIS AGREEMENT TO PREVAIL

6.1 In the event of any ambiguity of conflict arising between the terms of this Agreement and those of the Company's Constitution, the terms of this Agreement shall prevail as between the Shareholders.

7. MANAGEMENT OF THE JV COMPANY

7.1 The Parties agree that MN shall act as the Managing Director (who shall hold office and on such terms, conditions and salary as approved by the Board) who shall be responsible for the day-to-day management and operation of the Company and shall report to the Board and be responsible likewise for the implementation and execution of the decisions of the Board. Where applicable, the Board shall confer upon MN the powers or authorities as may be exercisable by the Managing Director to conduct the day-to-day management and operation of the Company as set forth in this Agreement.

8. TRANSFER OF SHARES

8.1 Pre-Emptive Rights

(a) The instrument of the transfer of any share shall be executed by or on behalf of the transferor, and the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the register of members in respect thereof, provided that in the case of a partly-paid share the instrument of transfer must also be executed by the transferee.

(b) No transfer of any shares or any interest in any shares shall be made by any member unless the following provisions are complied with in respect of such transfer.

(c) All the Shareholders acknowledge and agree that a Shareholder may not transfer, sell, assign, exchange or otherwise dispose of all or any portion of its Shares or any interest therein to any Company (hereinafter each referred to as a "**Transfer**") except on the terms and conditions set forth in this Agreement. Any attempted Transfer that does not comply with the terms and conditions of this Agreement shall be void *ab initio*.

(d) In the event that any Shareholder (hereinafter referred to as the "**Offering Shareholder**") wishes to Transfer all or any part of his or its Shares to a Company, the Offering Shareholder shall first give written notice (hereinafter referred to as the "**Transfer Notice**") to the Company and the other Shareholders (hereinafter referred to as the "**First Offerees**"). The Transfer Notice shall specify the number of Shares that the Offering Shareholder proposes to Transfer (hereinafter referred to as the "**Offered Shares**"), and the price per Share at which such Offering Shareholder proposes to transfer the Offered Shares (hereinafter referred to as the "**Offer Terms**").

(e) The First Offerees shall have the right, exercisable by providing notice to the Offering Shareholder (with a copy to the Company) within thirty (30) days subsequent to the receipt of the Transfer Notice, to purchase, proportionately, all the Offered Shares on the Offer Terms, and such notice shall include a statement of the number of Offered Shares desired to be purchased.

(f) If the First Offerees are desirous of purchasing the Offered Shares but the majority are of the opinion that the price in the Offer Terms is higher than the fair value, they shall be entitled to seek a valuation of the price per Share by the then auditors of the Company (hereinafter referred to as the "**Auditors**") and upon such valuation, the First Offerees shall be obliged, within a period of thirty (30) days from the date of

determination by the Auditors, to purchase the Offered Shares at a price calculated based on the valuation of the Auditors.

(g) In the event the Auditors are asked to certify the price of the Offered Shares, they shall (acting as experts and not as arbitrators) certify at a price which are in their opinion the fair value hereof as at the date of the Transfer Notice having regard to the fair value of the Business and its subsidiaries as a going concern [but without taking into account (if it be the case) that the Offered Shares constitute a minority interest]. The Auditors shall furnish the auditors' certificate to the Company within twenty-eight (28) days from the request date and the said certificate shall be binding upon all parties. The cost of obtaining the certificate shall be borne by the Offering Shareholder.

(h) Any Offered Shares which are not accepted by the First Offerees within the period prescribed hereinabove may be offered to a Company at terms no more favorable than the Offer Terms.

(i) To effect a Transfer to a Company, simultaneously with the completion of the sale and purchase of the Offered Shares, the transferee of the Shares shall execute and deliver to the non-transferring Shareholders and to the Company a deed of ratification and accession in a form acceptable to the non-transferring shareholder (hereinafter referred to as the "**Deed of Ratification and Accession**") by which the transferee agrees to become a party to and be bound by the terms and conditions of this Agreement and such other terms and conditions as may be provided for in the Deed of Ratification and Accession, as if such transferee is substituted for the Offering Shareholder as to the Offered Shares. Upon the transferee becoming a shareholder in the place of the Offering Shareholder as to the Offered Shares, the Offering Shareholder shall then cease to be a shareholder as to those Shares and shall have no further rights, powers, duties and obligations under this Agreement in regard to them; provided, however, that the transferor shall remain liable under all of its indemnities, confidentiality and other express undertakings to the Company and the other Shareholders under this Agreement and for any antecedent breach.

(j) On or before transferring the Offered Shares to the transferee or to Company] in accordance with the provisions of this Clause, the Offering Shareholder shall procure that any Director(s) appointed by it to the Board shall resign.

(k) Notwithstanding the foregoing provisions of this Clause the Directors may decline to register any transfer of any share on which the Company has a lien.

(l) For the purposes of this clause and other relevant provisions of these Articles the following shall be deemed (without limitation) to be service of a Transfer Notice:-

(i) any direction (by way of renunciation nomination or otherwise) by a member entitled to an allotment or transfer of shares to the effect such shares or any of them be allotted or issued or transferred to some person other than himself;

(ii) any sale or other disposition of any beneficial interest in a share (whether or not for consideration or otherwise) by whomsoever made and whether or not effected by instrument in writing;

(iii) the death, bankruptcy or winding up of any member or in the case of a corporate member enters into liquidation (except a member's voluntary liquidation for the purpose of reconstruction or amalgamation) or suffers an administrative receiver of receiver to be appointed over all of any of its assets or suffers an administration order to be made against it; or

(iv) if any corporation becoming or having become a member shall at any time cease to be controlled by the person (which expression shall include a body corporate or firm) or persons who at the time when the corporation became a member had control, the member shall be deemed immediately prior to that event to have served a Transfer Notice in respect of all the shares held by it, unless all the Shareholders shall otherwise agree in writing. For the purpose of the ownership of shares in that corporation of otherwise contract includes where the person concerned is able directly or indirectly secure that the affairs of that corporation are conducted in accordance with the wishes of that person.

8.2 Drag-Along Rights

(a) Subject to the pre-emptive rights above stated, if VRMSB proposes to transfer their shares ("**DA Transfer**") to another company (which Party shall not be a related party to any of the Shareholders) ("**DA Proposed Purchaser**"), VRMSB shall have the right ("**Drag-Along Right**") to require MN as the remaining Shareholders to sell all and not some of their shares to the DA Proposed Purchaser. Any shares purchased from the remaining Shareholders pursuant to this Article shall be paid for at the same price per share and on terms no less favorable than the terms offered to the VRMSB ("**DA Transfer Terms**");

(b) VRMSB shall notify MN as the remaining Shareholders in writing that (i) VRMSB proposes to make a DA Transfer giving rise to the Drag-Along Right and (ii) VRMSB is exercising the Drag-Along Right and shall furnish MN with the DA Transfer Terms and a copy of any written offer or agreement pertaining to the DA Transfer (hereinafter collectively the "Drag-Along Notice"), and

(c) At the completion of any DA Transfer pursuant to this clause, VRMSB shall cause the DA Proposed Purchaser to remit to MN the total sale price of the shares sold by them, upon delivery MN of the share certificates for such shares, free and clear of all liens, claims, security interests and other encumbrances, the corresponding transfer forms and other necessary documents.

9. EXERCISE OF VOTING RIGHTS

9.1 Each Shareholder undertakes with the other as follows:-

(a) to exercise all voting and powers of control available to it in relation to the Company so as to give full effect the terms, and conditions of this Agreement including, where appropriate, the carrying into effect of such terms as if they were embodied in the Company's Constitution;

(b) to procure that the Directors nominated by it and its other representative will support and implement all reasonable proposals put forward to the Board and other

meetings of the Company for the proper development and conduct of the Business in proper and reasonable manner;

(c) that the shareholdings of the Parties in the Company shall be maintained in the Agreed Proportion at all times, and

(d) generally, to use its best endeavors to promote the Business and the interest of the Company.

10. FINANCIAL MATTERS

10.1 The Company shall maintain accurate and complete accounting and other financial records in accordance with generally accepted accounting principles and shall:-

(a) make all such records available to the Parties hereto and their representatives on reasonable notice and at reasonable times, at the expense and cost of the requesting Party;

(b) prepare and submit to the Parties an annual business plan and operating forecast and capital expenditure budget, and

(c) provide the Parties with financial reports on a quarterly basis (or such other period as the Parties may agree) including (but not limited to) a balance sheet, profit and loss account and cash flow statement for past monthly (or other relevant) period and for the year up to the end of that period, a cash flow forecast for the next twelve months and a business report.

10.2 The financial year of the Company shall end on **30th June** in each year, and except with the prior consent of the Parties, no audited accounts shall be made up for a period other than one (1) year. The dividend policy for the distribution of profits of the Company shall be determined by the Board based on principles of prudent financial management and in accordance with the Companies Act 2016.

10.3 The Parties confirm that no Party shall be obliged to provide any finance or guarantee for the Company and that it is their intention that, whenever it is practicable, the funding requirements of the Company shall be obtained by the Company through internal borrowings or commercial borrowings with such security being given by the Company as the Board may agree provided always that if it shall not be possible to make such borrowings or the effect of such borrowings shall make the gearing of the Company above such levels as are prudent (as to which the Parties shall hold discussions from time to time) then the Parties shall in good faith hold discussions as to the ways of raising alternative finance and so that:-

(a) if the Parties shall agree that it is prudent and practicable to raise finance by any issue of shares, loan stock or debentures, the same shall be offered (on the same terms as to payment) to the Parties pro rata to their shareholdings at the time and any such shares, loan stock or debentures not being taken up by any Party shall be offered first to the others and if not so acquired by any Party, it may (if the Parties so agree) be offered to such other persons or bodies as the Parties may agree, and

(b) if any finance is provided by either Party by way of loan it shall be on an arm's length basis with such security being given therefore by the Company as the lender may reasonably require and mutually agreed and may carry additional interest payments (at a level consistent with market conditions but no higher than interest rates offered by banks or financial institutions at the relevant time) reflective of the additional exposure of the Shareholders.

11. PROCEDURES IN THE EVENT OF DEADLOCK

11.1 This Clause shall apply in any case where:-

(a) a serious and fundamental matter relating to the affairs of the Company affecting its ability to carry on business has been considered by a meeting of the Board; or

(b) no resolution has been carried out at such meeting of the Board in relation to the said matter by reason of an equality of votes for and against any proposal for dealing with it; or

(c) such matter is not resolved within seven (7) days from the date such meetings as a result of any intervention by the Shareholders.

Any such case is hereinafter referred to as a "deadlock".

11.2 In any case of deadlock each of the Shareholders shall, within seven (7) days of such deadlock having arisen or become apparent, cause its appointees on the Board to prepare and circulate to the other Shareholders and the Board a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting such a position. Each such memorandum of statement shall be considered by each Shareholders then holding office who shall respectively use their reasonable endeavors to resolve such dispute. If they agree upon a resolution or disposition of the matter, they shall jointly execute a statement setting forth the terms of such resolution or disposition and the Shareholders shall exercise the voting rights and other powers of control available to them in relation to the Company to procure that such resolution or disposition is fully and promptly carried into effect.

11.3 If the deadlock cannot be resolved in accordance with the provisions of Clause 11.2 within thirty (30) days after delivery of the memorandum or statement mentioned therein or such longer period as the Shareholders may agree in writing, either Party may request for non-binding mediation by providing written notification to the other Party through the Malaysian Mediation Act 2012. The parties are free to agree on the appointment of any person as their mediator. If parties cannot come to a consensus, they can request the Malaysian Mediation Centre of the Bar Council to appoint a qualified mediator from its panel.

11.4 If the deadlock cannot be resolved by mediation within thirty (30) days from the request to mediate, or such longer period as the Shareholders may agree in writing, and if such deadlock shall prevent the Company from continuing to achieve its business purposes, the Shareholders may proceed to wind up the Company in accordance with the provisions of the Companies Act 2016 or submit to, and settled by legal proceeding pursuant to Clause 28 hereto.

12. EVENTS OF DEFAULT

12.1 Each of the following events shall be an event of default:-

(a) a Shareholder committing a material breach of its obligations under this Agreement and, in the case of a breach capable or remedy, failing to remedy the same within twenty-one (21) days of being specifically required in writing so to do by the other Shareholders; or

(b) a Shareholder entering into an arrangement or agreement in relation to, or otherwise attempts to make, any disposal of any Shares which is in breach of this Agreement; or

(c) any distress, execution, sequestration or other process being levied or enforced upon or sued out against the property of any Shareholder which is not discharged within ten (10) days; or

(d) inability of a Shareholder to pay its debts in the normal course of business; or

(e) a Shareholder ceasing or threatening to cease wholly or substantially to carry on its business, otherwise that for the purpose of a reconstruction or amalgamation without insolvency previously approved by the other Shareholders (such approval not to be unreasonably withheld); or

(f) any encumbrances taking possession of, or a receiver or trustee being appointed over the whole or any part of the undertaking; property or assets of a Shareholders; or

(g) there is a bankruptcy proceeding against a Shareholder; or

(h) if the Party is a company, there is an order made or a resolution passed for the winding up of the company.

12.2 If a Shareholder commits or suffers an event of default (as defined in Clause 12.1 above), then the other Shareholders shall be entitled within fourteen (14) days from the occurrence of such event of default in its entire discretion to require the defaulting Shareholders to sell all (but not part only) of the Shares held or beneficially owned by the defaulting Shareholder at the prescribed price (as defined in clause 12.3) by delivering written notice to the other Shareholder stating that the option hereby conferred is exercised. When the said notice is issued, all the parties hereto agree and covenant that the defaulting Shareholder shall without any objection sell all the Shares held by him as stated hereinabove with effect from the transfer date free from any lien, charge or encumbrance with all rights attaching thereto.

12.3 The "prescribed price" in clause 12.2 above shall mean such sum in respect of the Shares forming the subject matter of such option as may be agreed between the Shareholders within twenty one (21) days of the date of the notice exercising such option or in default of such agreement between them) seventy five percent (75%) of such sum as the Auditors shall certify to be in their opinion to be the fair value of such Shares as between willing buyer and willing seller contracting on arm's length terms, having regard to (the fair value of the business as a going concern)(the net tangible asset value of the Company) (the

depreciated replacement cost of its tangible assets) as at the date of the notice exercising such option, but without taking into account (if it is the case) that such Share represent a minority interest in the Company. The said decision of the Auditors shall be final, binding and conclusive.

12.4 In the event the other Shareholders are unwilling to purchase the Shares of the defaulting Shareholder, the other Shareholders may resolve to liquidate the Company.

13 GENERAL MATTERS

13.1 This Agreement supersedes any previous agreement between the parties in relation to the matters dealt with herein and represents the entire understanding between the parties in relation thereto.

13.2 Each Party represents and warrants to the other Party and the Company that:-

(a) he is not a bankrupt and in the case of a body corporate, it is a company duly incorporated and validly existing under the laws of its jurisdiction and has full power and authority to enter into this Agreement;

(b) this Agreement constitutes the legal, valid and binding obligations of the party in accordance with its terms; and

(c) the execution, delivery and performance of this Agreement are within its corporate power, have been duly authorised by all necessary corporate action, do not contravene laws, its constitution or other constituent documents.

14 CUMULATIVE REMEDY

14.1 No remedy conferred by any of the provisions of this agreement is intended to be exclusive or any other remedy which is otherwise available at law, in equity, by statutes or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more or such remedies by any of the parties hereto shall both constitute a waiver by such party of the right to pursue any other available remedy.

15 ANTECEDENT BREACH

15.1 Termination of this Agreement for any cause shall not release a party from any liability which at the time of termination has already accrued to another party or which thereafter may accrue in respect of any act or omission prior to such termination.

16 TIME

16.1 Time wherein mentioned shall be of the essence of this Agreement.

17 ENTIRE AGREMEENT

17.1 This Agreement constitutes the entire agreement between the parties and save as otherwise expressly provided no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by the parties hereto.

18 DO-ALL ACTS

18.1 Each party shall co-operate with the others and execute and deliver to the others such other instruments and documents and take such other actions as may be reasonable requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

19 THE AGREEMENT NOT TO CONSTITUTE A PARTNERSHIP

19.1 None of the provisions of this Agreement shall be deemed to constitute a partnership between the Shareholders and neither of them shall have any authority to bind the other in any way.

20 COSTS

20.1 All costs, legal fees and other expenses incurred in the preparation and execution of this Agreement shall be borne respectively by the Party incurring the same. Stamp duty on this Agreement shall be borne by the Company.

21 NON-DISCLOSURE OF INFORMATION

21.1 The Shareholders shall not divulge or communicate to any person (other than those whose province it is to know the same or with proper authority) or use exploit for any purpose whatever any of the trade secrets or confidential knowledge or information or any financial or trading information relating to the other Shareholders and/or the Company which the relevant Shareholder may receive or obtain as a result of entering into this Agreement, and shall use its reasonable endeavors to prevent its employees from so acting. This restriction shall continue to apply after the expiration or sooner termination of this Agreement without limit in points of time but shall cease to apply to information of knowledge which may properly come into the public domain through no fault of the Shareholder so restricted.

22 ASSIGNMENT

22.1 The Shareholders shall not assign or transfer, purport to assign or transfer any rights or obligations hereunder without prior written consent of the other Shareholders.

23 SUCCESSORS AND ASSIGNS

23.1 This Agreement shall endure for the benefit of and be binding on the respective successors in title and permitted assigns of each Shareholders who shall procure in transferring any of its Shares on the Company that each such transferee shall execute a deed with the other Shareholder by which the transferee agrees to be bound by terms identical, *mutatis*

mutandis, to the terms of this Agreement (including the terms of this clause as regard to any subsequent transfer of the Shares).

24 WAIVER, FORBEARANCE AND VARIATION

24.1 The rights of a Party shall not be prejudiced or restricted by any indulgence or forbearance extended to the other Parties and no waiver by any party in respect or any breach shall operate as a waiver in respect of any subsequent breach.

24.2 This Agreement shall not be varied or cancelled, unless such variation or cancellation shall be expressly agreed in writing by all Parties hereto.

25 GOVERNING LAW

25.1 The construction, validity and performance of this Agreement shall be governed in all respects by Malaysian law.

26 SEVERABILITY

26.1 If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

27 DISPUTE RESOLUTION

27.1 Any dispute, controversy or claim arising out of or in relation to this Agreement, or the breach, termination or invalidity thereof shall be settled, insofar as it is possible, by mutual consultation and consent.

27.2 However, in the event the dispute etc. could not be resolved via mutual consultation or through the deadlock mechanism pursuant to Clause 11, then the aggrieved party is entitled to refer to the matter to the jurisdiction of the Malaysian Courts for determination.

28 NON-COMPETITION

28.1 Each Party to this Agreement hereby undertakes that it shall not, and shall procure that any company, which owns any beneficial interest of that Party in the Shares in the Company, shall not, without the prior written consent of the other Shareholders:

28.1.1 either solely or jointly with or on behalf of any person or entity directly or indirectly carry on or be engaged or interested (except as the holder for investment of securities dealt with a recognised stock exchange) in any manner and/or in any aspect of the Business of the Company, as set out herein Clause 2 which competes or reasonably can be expected to compete with the Business of the Company; or

28.1.2 enter into any dealings directly or indirectly with any other party or entity that conflicts, or reasonably can be expected to conflict, in any manner with the Business of the Company; or

28.1.3 cause or permit any person or entity directly under its direction or control to do any of the foregoing acts or things.

28.2 Each undertaking contained in Clause 28.1 hereof shall be read and construed independently from the other undertakings herein contained so that if one or more should be held to be invalid as an unreasonable restraint of trade or for any reason whatsoever, then the remaining undertakings shall be valid to the extent that they are not held to be so invalid.

28.3 Although the undertakings in Clause 28.1 are considered by the Parties to be reasonable in all circumstances, if one or more of the undertakings were held invalid as an unreasonable restraint of trade or for any other reason whatsoever but they would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said undertakings shall apply with such modifications as may be necessary to make them valid and effective.

29. FORCE MAJEURE

29.1 If either Party is affected by Force Majeure which affects or may affect the performance of any of its obligations under this Agreement, it shall forthwith notify the other of its nature and extent.

29.2 Neither Party shall be deemed to be in breach of this Agreement, nor otherwise be liable to the other, by reason of any delay in performance, or the non-performance, of any of its obligations hereunder, to the extent that the delay of non-performance is due to any Force Majeure of which it has notified the other, and the time for performance of that obligation shall be extended accordingly.

29.3 If the performance by either Party of any of its obligations under this Agreement is affected by Force Majeure for a continuous period in excess of three (3) months, the Parties hereto shall enter into bona fide discussions with a view to alleviate its effects, or to agree upon such alternative arrangements as may be fair and reasonable.

30. INDEMNITY

30.1 The Parties hereby agree that the Party (the "**Offending Party**") shall indemnify and hold harmless the other Party (the "**Aggrieved Party**") against all claims, damages, costs and expenses of whatever nature (including costs on an indemnity basis) which the Aggrieved Party may suffer as a result of any claim, action or proceedings made or instituted against the Aggrieved Party by a third party and which arises out of a breach by the Offending Party of its obligations under this Agreement provided that:-

30.1.1 the Aggrieved Party immediately notifies the Offending Party in writing of any claim, action or proceedings or letter or other communication in which such breach is alleged;

30.1.2 the Offending Party shall be given reasonable control over the conduct of the defence of any such claim, action or proceedings and any negotiations for settlement; and

30.1.3 the Aggrieved Party shall not compromise or settle any such claim, action or proceedings without the prior consent of the Offending Party.

For the avoidance of doubt this indemnity includes without limitation costs and expenses including professional fees incurred in responding to and dealing with claims made irrespective of whether proceedings have been commenced.

31. NOTICES

31.1 Any notices to be given under this Agreement shall either be delivered personally or sent by first class recorded delivery post or e-mail. The address for service of each Shareholder shall (in the case of a company) be its registered office for the time being and (in the case of an individual) shall be his address stated above or any other address for service previously notified to the other Shareholder or (in absence of any such notification) his last known place of residence. A notice shall be deemed to have been served as follows:-

(a) if personally delivered, at the time of delivery;

(b) if posted at the expiration of forty-eight (48) hours or after the envelope containing the same was delivered into the custody of the postal authorities;

(c) if sent by email, at the time of transmission, and

(d) For the purpose of service, the e-mail address of the Parties shall be as notified in writing to the respective upon the execution of this Agreement or ushc last known valid email address of the respective parties.

In providing such service it shall be sufficient to prove that personal deliver was made, or that the envelope containing such notice was properly addressed and delivered into the custody office of the postal authority as recorded delivery or that the e-mail was transmitted with sent receipt (as the case may be).

32. MUTUAL COVENANTS

32.1 In entering into this Agreement the Parties recognise that it is impracticable to make provision for every contingency that may arise in the course of performance hereof and accordingly VRMSB and MN hereby declare it to be their intention that this Agreement shall operate between them with fairness and equity without detriment to either VRMSB or MN.

32.2 If in the course of performance of this Agreement unfairness to the Parties is disclosed or anticipated, then, such action as may be necessary and equitable to remove the cause or causes of the same shall be taken by the Parties hereto.

*****THE REMAINING SPACE BELOW HAS INTENTIONALLY BEEN LEFT BLANK*****

IN WITNESS WHEREOF the respective hands of the parties were hereunto written the day and year first above written.

Signed by
For and on behalf of
VERDE RESOURCES (MALAYSIA) SDN. BHD.
in the presence of:-

VERDE RESOURCES (MALAYSIA) SDN. BHD. 202201002087 (1447784-K)

RIORN LEE KAH VUI
Advocate, Roll No. 972/2012
High Court in Sabah and Sarawak
Sabah, Malaysia

LEE PUAN KIANG@ CHARLIE
(NRIC No. 620903-12-5689)
Director

Signed by
in the presence of:-

RAJES RAGHAVJI
(BC/R/182)
Advocate & Solicitor
High Court of Malaya
Kuala Lumpur

MURUGESU A/L M. NARASIMHA
(NRIC No.: 690219-10-6397)

Signed by
For and on behalf of
VATA VM SYNERGY (M) SDN. BHD.
in the presence of:-

RAJES RAGHAVJI
(BC/R/182)
Advocate & Solicitor
High Court of Malaya
Kuala Lumpur

MURUGESU A/L M. NARASIMHA
(NRIC No.: 690219-10-6397)
`Director

APPENDIX A

BUSINESS PLAN
(FIRST YEAR)

VATA VM Synergy (M) Sdn Bhd (739472-W)
www.vata-vm.com
Lot 5164-67, MK Chegar Galah, Batu 29, Kg Chuar Kati, 33020 Kuala Kangsar, Perak.
Tel: +605-7520511 Email: general@vata-vm.com

MARKETING PLAN 2023

PREPARED
BY
S.B.SIVAKUMAAR

CONTENT

1. MOVING FORWARD

VATA VM Synergy (M) Sdn Bhd a BioNexus status company has its unique potential to scale high due to its expertise in recycling palm-oil Biomass waste into Biocompost and Biochar. Sooner its ability to transform into design, build, and consultation entity will add another milestone on its expertise portfolio. The sector which gaining global attention in circular economy will drive **VATA** as frontier in Organic input producer.

2. INTRODUCTION

Agriculture economy is ever growing and food security plays an important agenda in National Economy Plan globally. Food sustainability has become a prime focus for domestic and international farming community due to increasing population and high demand. Therefore, the surge in fulfilling enough food for all, challenges world leaders to plan a road map in food production, logistics, technology assistance, agriculture inputs, financial assistance and human - capital to flourish agriculture activities. Beside the agriculture focus, the global warming has become a major threat for agronomist due to unpredictable weather pattern and soil contamination. **VATA** as a frontier in organic input producer plays an important role in carbon sequestration and soil fertility therefore directly supports the climate change, farming and soil which eventually elevates the yield of crops production.

3. OBJECTIVES

Moving forward 2023 the focus sectors that need attention will be:



SECTORS
Retail
Commercial
Government
20%
30%
50%

4. CURRENT MARKETING INSIGHTS

Retail Sector


Retailers
No of Retailers
30
25
20
15
10
5
0
Retailers
2021 3
2022 25


Tonnage
Sold
Tonnage
900
800
700
600
500
400
300
200
100
0
Tonnage
Felcra-Risda
Felcra-Nrich
2021 183.2
2022 765.44 520 30

Projection (2021 - 2023)

Description	YEAR 2021	YEAR 2022	YEAR 2023
Retailers	3	25	125
Tonnage - AlTurab	36.5	87.53 Tonnes	500 Tonnes
Tonnage - Vata Asli	146.7	669.38 Tonnes	3200 Tonnes

Tonnage - ABC		8.53 Tonnes	250 Tonnes
Tonnage - Biochar			120 Tonnes
Wood Winegar		30	1500 Litres

5. MARKETING ACTIVITY - 2022


FLORAL GARDEN NURSERY
1




& GARDENING
3




5



PROJECT: MARKETING PLAN 2023

SALES & MARKETING MANAGER:
S.B.SIVAKUMAR

ACTIVITY PLAN – GANTT CHART

				MONTH >	1					2					3					4					5				
Activity	**2022**	**2023**	**Start**	**End**	W1	2	3	4	5	W1	2	3	4	5	W1	2	3	4	5	W1	2	3	4	5	W1	2	3	4	5
Building New Retailers Channel		125	JAN	MAY			3					3					5					5					5		
Support Existing Retailers Channel	25	150	JAN	MAY			2				2					2	5			5	2	5				5	5		
Participate Exhibitions	2	6	JAN	MAY														1					1						1
Engage FB Marketing			JAN	MAY																									
Engage Commercial Sectors		20	JAN	MAY						2		1			3		1						2					2	
Engage Government Sectors	3	15	JAN	MAY				1						1	1				1					2					2

ACTIVITY PLAN – GANTT CHART

				MONTH >	6					7					8					9					10				
Activity	**2022**	**2023**	**Start**	**End**	W1	2	3	4	5	W1	2	3	4	5	W1	2	3	4	5	W1	2	3	4	5	W1	2	3	4	5
Building New Retailers Channel		125	MAY	OCT		5	5	5	5	5		6	5	5	5	5	6	5	5	5	5	6	5	5	5		6		
Support Existing Retailers Channel	25	150	MAY	OCT			5	5	5	5	5	5	5	5	5	5	6	5	5	5	5	6	5	5	5	5	6	5	4
Participate Exhibitions	2	6	MAY	OCT									1					2					1						
Engage FB Marketing			MAY	OCT																									
Engage Commercial Sectors		20	MAY	OCT	2			2				2					2					2							
Engage Government Sectors	3	20	MAY	OCT	2			2				2	1				2	1							1		1		

6. TONNAGE FORECAST 2023 - By Product

MONTH	AL- Turab Tonne@100bags	Vata Asli Tonne@40bags	Verde ABC	Verde Biochar	Cuka Kayu Bottles
JAN	20				
FEB	20				20
MAC	45	100	20	10	20
APR	45	200	20	10	60
MAY	60	400	40	10	200
JUNE	60	500	40	30	200
JULY	60	500	40	20	250
AUG	70	500	40	20	250
SEP	70	500	25	10	250
OCT	50	500	25	10	250
DEC	SLOW MONTH	SLOW MONTH	SLOW MONTH	SLOW MONTH	SLOW MONTH
NOV	SLOW MONTH	SLOW MONTH	SLOW MONTH	SLOW MONTH	SLOW MONTH
TOTAL	500ton	3200ton	250ton	120ton	1500L
SALES	275,000	1,760,000	300,000	300,000	22,500
SUBTOTAL	2,657,500				

7. MARKETING SUPPORT 2023

Number	Description	Status
1.	FB Marketing Support	Monthly
2.	Brochures/Flyers	Retailers/Exhibitions
3.	Bunting/Banners	Retailers/Exhibitions
4.	Exhibition platform	Yearly
5.	Agriculture Seminar Participation	Yearly
6.	Marketing Campaign: Online/Offline	Yearly